Exhibit 10.1

LOAN AGREEMENT (Amendment 2) made effective March 3, 2014 (the “Effective Date”) between Mercuriali Ltd., a limited company incorporated pursuant to the laws of England and Wales (hereinafter referred to as  “Mercuriali”) and Samuel Asculai of the City of Toronto (hereinafter “Asculai”) and Enhance Skin Products Inc., a corporation incorporated pursuant to the laws of the State of Nevada (hereinafter referred to as the “Enhance”)

WHEREAS Mercuriali, Asculai and Enhance are parties to a Loan Agreement dated March 4, 2013 (hereinafter the “Loan Agreement”) and a Loan Agreement (Amendment 1) made effective September 20, 2013 (hereinafter “Amendment Agreement 1);

AND WHEREAS the parties wish to amend the Loan Agreement and Amendment Agreement 1;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.	Section 3 of the Loan Agreement is amended by deleting it and replacing it with the following:

3. Conversion of Loan Amounts.

(a)
Upon Enhance restructuring at least seventy five percent (75%) of its outstanding debt substantially in accordance with the restructuring plan approved by the Board of Directors of Enhance on February 13, 2013, Asculai shall convert fifty percent (50%) of the Asculai Loan Amount into common shares of Enhance at a conversion price of $0.00376 per share (the “Conversion Price”). Upon Enhance receiving aggregate Transaction Monies (as defined below in Section 3(d)) of at least two hundred and fifty thousand United States dollars (US$250,000) the remainder of the Asculai Loan Amount (the “Remaining Asculai Loan Amount”) shall become unsecured and shall be repaid as set out in Section 4 below.

(b)
Upon Enhance restructuring at least seventy five percent (75%) of its outstanding debt substantially in accordance with the restructuring plan approved by the Board of Directors of Enhance on February 13, 2013 and upon Enhance receiving aggregate Transaction Monies (as defined below in Section 3(d)) of at least two hundred and fifty thousand United States dollars (US$250,000), Mercuriali shall convert the Mercuriali Loan Amount into common shares of Enhance at the Conversion Price.

(c)
In the event of a Tender Offer for or an agreement for Enhances’s sale, merger, or other business combination (“Transaction”) Mercuriali shall have the full right, but not the obligation, to convert the Mercuriali Loan Amount into common shares of Enhance at the Conversion Price and to participate in such Transaction on an equal basis to existing shareholders of Enhance.

(d)
Transaction Monies shall mean any monies, and the total amount of any other readily realizable cash equivalents or other assets received by Enhance or any of its affiliates from third parties, in respect of any debt financing, equity financing, sale of assets or royalty interest, licensing fees or any other similar funding method including in consequence of any merger or sale of all or part of the Corporation’s business.

2.	Section 4 of the Loan Agreement is amended by deleting it and replacing it with the following:

4. Repayment of Remaining Asculai Loan Amount.

The Remaining Asculai Loan Amount shall be repaid in four equal quarterly installments on March 31, June 30, September 30, and December 31, with the first installment due on the date that first follows the date that Enhance has received cumulatively at least one million United States dollars (US$1,000,000) in Transaction Monies since the date of this Agreement.

3.
Except as set out in this Amendment Agreement, the Loan Agreement and Amendment Agreement 1 are unaffected and shall continue in full force and effect in accordance with their terms.  If there is any conflict between any provision of this Amendment Agreement and the Loan Agreement, and/or Amendment Agreement 1, the terms of this Amendment Agreement shall prevail.

4.
This Amendment Agreement and all of the rights and obligations arising herefrom shall be interpreted and applied in accordance with the laws of the State of Nevada and the courts of the State of Nevada shall have exclusive jurisdiction to determine all disputes relating to the Agreement and all of the rights and obligations created hereby.

IN WITNESS WHEREOF the parties here have caused this Agreement to be executed and delivered effective as of the date first written above.

MERCURIALI LTD.	ENHANCE SKIN PRODUCTS INC.	SAMUEL ASCULAI

Donald Nicholson	Drasko Puseljic
Chief Executive	General Counsel